EXHIBIT 99.1

Arkados Announces Record Second Quarter Fiscal 2016 Results

Net Sales Increase 932%. Gross Margin Reaches 34.4%.

NEWARK, N.J., January __, 2015 -- Arkados Group, Inc. (OTCQB: AKDS), a global provider of scalable and interoperable Internet of Things solutions focused on industrial automation and energy management, today announced its consolidated financial and operational results which include the Company’s software development subsidiary, Arkados, Inc., and system integration and energy management subsidiary, Arkados Energy Solutions, LLC. (“AES”), for the three months ended November 30, 2015, which represent the Company’s Second Quarter Fiscal 2016.

Financial Highlights:

-	Quarterly Revenues grew at a rate of 932% year over year, from $78,996 to $815,219, while fixed expenses grew at just 160% YOY;
-	Second quarter software-related revenues came in at $175,457, up from $78,996 in the same period last year and $106,836 in the first quarter, representing growth of 122%% YOY and 64%, respectively;
-	Our newly-formed Energy Solutions division contributed $639,762 in sales for the quarter, representing the closing of several commercial property service agreements

The Company’s Quarterly Report on Form 10-Q for the three month period ended November 30, 2015 is on file with Securities and Exchange Commission. To access the report, click here.

“We are very excited about the financial performance in both segments of our business during the second quarter. Our technology division continues to innovate and expand functionalities of our LinqUSP and PEMS software systems, which drive additional revenue. Arkados Energy Solutions is off to a very encouraging start with continued growth in customer demand expected for our energy conservation services. This growth in AES is strategically very important as we seek to integrate our cutting-edge technologies into these energy conservation services, and are very encouraged by the traction we are beginning to see. PEMS and LinqUSP are built to drive higher efficiency and increase productivity for industrial applications and we believe there is much value we can deliver in the Smart Building and Smart City verticals.” commented Arkados’ Chief Executive Officer, Terrence DeFranco.

Mr. DeFranco continued, “The growth potential for Arkados in IoT services market in the U.S. alone is enormous. Arkados’ focus and vision to become a valuable, collaborative design partner with customers and to work together to increase efficiency in existing systems and bring innovative, more efficient, connected products to market, is coming to fruition. While this was certainly the best quarterly performance for Arkados Group since its founding, we believe it is only the beginning of a period of robust growth and delivering increased value to our customers and our shareholders.”

In a November 2015 press release, Gartner estimates that the Internet of Things (IoT) will support total professional services (defined as external providers that design, install and operate IoT systems for businesses under contract) spending of $235 billion in 2016, up 22% from 2015, and that connectivity services (through communications service providers) and consumer services will grow at an even faster pace. Another more recent Gartner report estimates IoT deployment in commercial buildings is on track to reach just over 1 billion in 2018.

Verizon’s The Internet of Things 2015 report revealed that among organizations having integrated IoT into their operations, 82% reported increased efficiency; 49% saw enhancements in product quality; and 45% claimed IoT technology has increased customer satisfaction.

About Arkados Group, Inc.

Arkados Group, Inc. through its subsidiaries, is a leading software development and system integrator enabling Internet of Things applications for home and building automation and energy management. The Company's solutions are uniquely designed to drive a wide variety of wireless and powerline communication (PLC)-based products, such as sensors, gateways, video cameras, appliances and other devices. By utilizing the Company's solutions, Arkados' customers can bring numerous sophisticated, full-featured products to market faster at a lower overall development cost.  Arkados® is a registered trademark of Arkados Group, Inc. For more information about Arkados, please visit: http://www.arkadosgroup.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Investor Relations
investors@arkadosgroup.com